Exhibit 3.1

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).

2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.

3. Indicate the number of authorized shares and par value, if any of each class or series after the change.

4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.

5. Indicate provisions, if any, regarding fractional shares that are affected by the change.

6. NRS required statement.

7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.

8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Asset Entities Inc. Entity or Nevada Business Identification Number (NVID): E21638682022-8
2. Current Authorized Shares:

The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

250,000,000 authorized shares, consisting of (i) 200,000,000 shares of Common Stock, $0.0001 par value per share, of which 10,000,000 shares are designated “Class A Common Stock,” $0.0001 par value per share, and 190,000,000 shares are designated as “Class B Common Stock,” $0.0001 par value per share, and (ii) 50,000,000 shares of Preferred Stock, $0.0001 par value per share, of which 660 are designated “Series A Convertible Preferred Stock,” $0.0001 par value per share.

3. Authorized Shares After Change:

The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

90,000,000 authorized shares, consisting of (i) 40,000,000 shares of Common Stock, $0.0001 par value per share, of which 2,000,000 shares are designated “Class A Common Stock,” $0.0001 par value per share, and 38,000,000 shares are designated as “Class B Common Stock,” $0.0001 par value per share, and (ii) 50,000,000 shares of Preferred Stock, $0.0001 par value per share, of which 660 are designated “Series A Convertible Preferred Stock,” $0.0001 par value per share.

4. Issuance:

The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

Every five (5) shares of issued and outstanding Class A Common Stock will be changed into one (1) issued and outstanding share of Class A Common Stock, and every five (5) shares of issued and outstanding Class B Common Stock will be changed into one (1) issued and outstanding share of Class B Common Stock, respectively.

5. Provisions:

The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Any fractional share that would otherwise be issued as a result of the change will be rounded up to the nearest whole share.

6. Provisions:	The required approval of the stockholders has been obtained.

7. Effective date and time: (Optional)	Date: 07/01/2024	Time: 2:00PM Pacific Time
(must not be later than 90 days after the certificate is filed)

8. Signature: (Required)	☒	/s/ Arshia Sarkhani	Chief Executive Officer	06/27/2024
		Signature of Officer	Title	Date

This form must be accompanied by appropriate fees.	Page 1 of 1
If necessary, additional pages may be attached to this form	Revised: 8/1/2023